Exhibit 99.1

LETTER TO SHAREHOLDERS
Third Quarter, 2008

November 10, 2008

Dear Shareholders:
Many have asked how the Obama administration’s energy initiatives will affect Evergreen. We believe the intersection of these interests bode well for the technologies that we have developed. While the debate about “clean coal” speaks of future technologies, we have developed solutions for today.
Coal is and will be the low cost leader in the production of 51 percent of our nation’s electricity. As a result, Evergreen believes that today’s coal infrastructure will remain in use for a long time and that our K-Fuel® technology is a realistic answer to the real problem of making cleaner, more efficient use of this infrastructure. At the same time, our technology can bridge the gap between the impractical demands to end coal use and the unrealistic expectations built around “clean coal” technology that uses carbon capture and storage.
Evergreen can exploit these uncertainties because industrial customers and utilities can employ the proven K-Fuel® process to lower emissions from existing power plants. Using an enhanced plant design that incorporates advancements achieved at our Wyoming plant, Evergreen’s pre-combustion technology delivers coal that is more efficient, has less mercury and emits lower levels of sulfur dioxide, chlorides and nitrogen oxides on a per-megawatt hour generated basis.
In fact, an engineering life-cycle analysis of our standard four-processor plant design suggests a greenhouse gas emissions reduction of up to eight percent on a tons emitted per-megawatt hour generated basis. Actual results will vary depending on the size of the power plant, the type of coal in use and the fuel that powers our processing units. Achieving an eight percent greenhouse gas reduction would require using biomass as the fuel source for our plant -- an example of how the K-Fuel® process can be a pathway to renewable and future energy technologies.
Quite simply, the K-Fuel® process speeds up Mother Nature’s work by chemically and physically transforming coal into a cleaner fuel before it is burned. We use heat, pressure, and time to remove moisture and reduce pollutants from lower quality coals, and by raising the heating value of low rank coals by up to 45 percent, we improve efficiency so that power plants consume less coal to create the same energy output.
Overview of Evergreen’s Third Quarter
The economic developments of the last several months have affected businesses, investors, and consumers around the world. For Evergreen, these events could affect decisions on the timing and financing of the potential project agreements we are negotiating. Despite the challenges of bringing a pioneering, large-scale energy technology to market, our partners continue to believe strongly in the value of our technology.
Evergreen Energy Inc. ended the third quarter closer to its top objective of constructing a commercial K-Fuel® plant in the United States or overseas. During the quarter and subsequently, we have taken several key steps to position the company to best meet this goal:

We have reduced debt and enhanced financing flexibility.  On September 30, 2008, we agreed to exchange an aggregate $66.4 million of our outstanding convertible notes, thereby reducing our outstanding debt by 70 percent.

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This important step lowered the debt on our balance sheet, gave us added financial flexibility, and reduced our interest payments. While the move diluted our share price in the medium term, it enabled us to de-lever one of our key assets, Buckeye Industrial Mining, which could play a role in future projects.

We are progressing on our domestic and international business development plans. The current global financial market turbulence will play a role in how and when we finance a project, but discussions with partners are progressing positively.

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Domestically, our business development team has made progress on a two-processor project that epitomizes our vision of a K-Fuel® “terminal” near customers and the intersection of multiple railways, waterways, roads, and coal types. Constructing a two-processor plant will shorten timelines and reduce capital costs. In the meantime, we are evaluating the removal of the two processors at our idled Ft. Union plant in Wyoming so that we can perform mechanical upgrades in line with the enhanced design engineered for us by Bechtel Power Corporation, our engineering, procurement and construction contractor. These upgrades will raise the processors hourly capacity by significant amounts. Once upgraded, we anticipate using them at a U.S. project site.

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Internationally, we see renewed interest at high levels in the Chinese coal industry, where we are in discussions for a joint venture and are exploring licensing options. Our Indonesia project on Kalimantan Island remains in development pending the outcome of certain political and regulatory matters.

We continue to prudently manage our cash resources. Over the last year, we have dramatically reduced our cash utilization principally by suspending operations at our Fort Union plant and mine site, reducing professional fees and other general and administrative costs. A portion of these savings have been offset by further investment in our C-Lock Technology, Inc. business. We continue to evaluate our cash position and cash utilization and may make additional adjustments to capital or certain operating expenditures.
We are actively evaluating our assets and strategic alternatives for the company to best meet its objectives.  On November 3rd, we announced that we have retained the international investment bank Houlihan Lokey to advise us on strategic alternatives that will favorably impact shareholder value. The board is expected to examine several strategic alternatives that include, but are not limited to, the potential sale or joint venture of certain assets. While we cannot give assurances that any specific actions will be taken with respect to any of our assets or businesses, we do believe the retention of a strategic advisor augments the abilities of our management and board to take the right steps to position Evergreen for future value creation.
In 2007, Houlihan Lokey was ranked the No. 1 M&A advisor for U.S. transactions under $1.25 billion and the No. 1 M&A fairness opinion advisor by Thomson Financial.

Buckeye Industrial Mining
Our Buckeye business is seeing a favorable coal-pricing environment, though weather and maintenance issues temporarily restrained production activity during the third quarter.
At the end of the third quarter, the per-ton price our Buckeye coal mining operation received was 24 percent higher than one year earlier and we believe a higher pricing environment for coal will continue through the end of 2010.
Buckeye production in the third quarter of 2008 was less than expected due to power outages, weather issues related to Hurricane Ike, and needed improvements to the roof structure of our underground mine. With the roofing issue resolved and government inspections completed, Buckeye is working toward higher production rates in order to capitalize on anticipated long-term higher coal prices. We expect Buckeye to produce approximately 750,000 tons of coal in 2008 compared to 727,000 tons in 2007. With additional capital expenditures and continuing enhancements to our underground mine next year, we anticipate production of more than 1 million tons in 2009 with a potential 20 to 25 percent increase in 2010.
We expect to see significant revenue and cash flow increases from Buckeye’s long-term contracts beginning in early 2009. Revenues from our Buckeye Mining segment for the third quarters of 2008 and 2007 were $14.0 million and $12.6 million, respectively. Based on these projections, we anticipate Buckeye cash flows will be sufficient to fund all consolidated general and administrative and other operational costs for the foreseeable future.

C-Lock Technology
As Buckeye ramps up production, our C-Lock Technology carbon information management subsidiary continues its work with IBM to develop GreenCert™ into the industry standard for the accurate and efficient quantification of greenhouse gas emissions and carbon credits.
On October 28, 2008, IBM released a suite of new software, service and business partner offerings to address information-related energy and environmental challenges. IBM included C-Lock Technology by reporting that with a combination of software from across IBM’s portfolio, “C-Lock Technology and IBM Premiere Business Partner Enterprise Information Management Inc. have released a new beta version of a greenhouse gas meter called GreenCert. Developed on IBM technologies, GreenCert helps organizations in multiple industries measure, verify, and report greenhouse gas emissions with an emphasis on carbon management. The new version is in testing with power and utility plants in the United States and Europe.”
C-Lock™ recently signed an agreement to develop and market its carbon information management technology to one of the nation’s largest rural electric cooperatives. In addition to measuring the greenhouse gases at a coal-fired power plant within the rural electric cooperative’s network, C-Lock’s™ Agriculture Land Carbon Solution will be made available to co-op members within the rural electric cooperative network who farm and comprise 75 percent of the nation’s cropland.
This agreement is evidence of how the C-Lock™ software, which we identified initially to estimate the carbon footprints of our K-Fuel® plants, has relevance across the global carbon measurement and credits markets that are expected to grow as we move to a carbon constrained economy driven by “cap and trade” regulations.

Business Outlook
As Evergreen continues to move forward on its business development goals, it will also address other issues of importance to shareholders. We are evaluating all available options to regain compliance with the minimum share price requirements of NYSE Arca. As these concerns are addressed, we are confident in Evergreen’s strategic direction and remain committed to fulfilling our mission. We are also gaining greater clarity on the best way forward in maximizing the value of our assets, and the company, for the benefit of shareholders.

Sincerely,

Kevin R. Collins
President & CEO

Statements in this letter that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this letter is encouraged to study. Readers of this letter are cautioned not to put undue reliance on forward-looking statements.